UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2005

GENTIVA HEALTH SERVICES, INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware	1-15669	36-4335801
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3 Huntington Quadrangle, Suite 200S

Melville, New York 11747-4627
(Address of principal executive offices, including zip code)

(631) 501-7000
(Registrant's telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 27, 2005, Gentiva CareCentrix, Inc. ("CareCentrix"), a subsidiary of Gentiva Health Services, Inc. (the "Company"), entered into a Fifth Amendment (the "Amendment") to the Managed Care Alliance Agreement with CIGNA Health Corporation ("CIGNA") dated as of January 1, 2004, as previously amended (the "Agreement"). The Amendment extends the term of the Agreement to January 31, 2009, and sets the rates for services provided by CareCentrix for the twelve month periods beginning on February 1, 2006 and February 1, 2007. The Amendment also provides either party with the right, under certain circumstances, to terminate the Agreement as of January 31, 2008 by providing written notice to the other party on or before September 1, 2007.

The Amendment revises the scope of the home care services to be provided under the Agreement, stating that these home care services consist of home health services, home infusion therapy services and select home medical equipment, in each case as defined in more detail in the Agreement as amended. This revised scope of services reflects the exclusion of certain durable medical equipment and respiratory therapies from the Agreement, as previously disclosed by the Company. The Amendment also provides that CIGNA can, subject to certain conditions, exclude certain select home medical equipment from the Agreement on or after February 1, 2007, and limited home infusion therapy services on or after January 1, 2006. In addition, the parties agreed to implement a program to ensure that represented providers under the Agreement submit claims through CareCentrix rather than directly to CIGNA.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTIVA HEALTH SERVICES, INC.
(Registrant)
Date: November 1, 2005	/s/ John R. Potapchuk
John R. Potapchuk Senior Vice President and Chief Financial Officer